Exhibit No 10.40

ARMSTRONG WORLD INDUSTRIES, INC.

2008 DIRECTORS STOCK UNIT PLAN

Unit Agreement

Armstrong World Industries, Inc. (the “Corporation”) and NAME (the “Participant”) for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, agree as follows:

1. Award of Units. The Corporation hereby confirms the grant to the Participant on DATE (the “Date of Award”) of # OF UNITS Units (“Units”), subject to the terms and conditions of the Armstrong World Industries, Inc. 2008 Directors Stock Unit Plan, as amended (the “Plan”) and this Unit Agreement (this “Agreement”).

Each Unit is issued in accordance with and is subject to all of the terms, conditions and provisions of the Plan, which is incorporated by reference and made a part of this Agreement as though set forth in full herein. The Participant acknowledges that he has received a copy of and is familiar with the terms of the Plan. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan unless the context requires otherwise.

2. Vesting and Forfeiture.

(a) Subject to Section 4.4(c) of the Plan and Section 2(c) of this Agreement, pursuant to which Units may be forfeited, the Units awarded hereby shall vest, contingent upon the Participant’s continued service as a director of the Corporation on such date, on the earlier of:

(i)	the day before the annual meeting of shareholders, which meeting is currently scheduled for DATE NEXT SHAREHOLDER MTG;

(ii)	the death or total and permanent disability of the Participant; or

(iii)	the date of any Change in Control Event.

(b)	Vested Units shall become payable on the earlier of:

(i)	the Participant’s separation from the Corporation for any reason other than a removal for cause, or

(ii)	the date of any Change in Control Event, provided Participant is a director of the Corporation on such date and that such Change in Control Event also qualifies as a Section 409A Change in Control Event.

(c) Upon the effective date of a separation of the Participant’s service as a director with the Corporation for cause, as determined by the Board or the Committee, all Units for which the Delivery Date has not occurred, whether or not vested, shall immediately be forfeited to the Corporation without consideration or further action being required of the Corporation. Upon the effective date of a separation of the Participant’s service as a director with the Corporation for any reason other than cause, as determined by the Board or the Committee, all unvested Units shall immediately be forfeited to the Corporation without consideration or further action being required of the Corporation. For purposes of the two immediately preceding sentences, the effective date of the Participant’s separation shall be the date on which the Participant ceases to perform services as a director of the Corporation as determined under Section 409A of the Code.

3. Payment. Upon Delivery Date, the Corporation shall deliver to the Participant shares of Common Stock in payment for vested Units, with one share of Common Stock delivered for each vested Unit. Notwithstanding any provision of the Plan or this Agreement, once payment is made with respect to a Unit, no Participant nor any other person shall be entitled to any additional payment with respect to that Unit. The Participant shall have no rights as a shareholder of the Corporation by virtue of such Units, but shall be entitled to receive dividend equivalents, as provided in the Plan.

4. Transfer Restriction. No Unit shall be assignable or transferable by another than by will, or if the Participant dies intestate, by the laws of descent and distribution of the state of domicile at the time of death.

5. Interpretation of Plan and Agreement. Any dispute or disagreement which shall arise under, or as a result of or pursuant to, this Agreement shall be determined by the Board or the Committee, and any such determination or any other determination by the Board or the Committee under or pursuant to this Agreement and any interpretation by the Board or the Committee of the terms of this Agreement or the Plan shall be final, binding and conclusive on all persons affected thereby. This Agreement is the agreement referred to in Section 4.2 of the Plan. If there is any conflict between the Plan and this Agreement, the provisions of the Plan shall control.

6. Miscellaneous.

(a) This Agreement shall not be deemed to limit or restrict the right of the Corporation or its shareholders to remove the Participant from service as a director at any time, for any reason, or affect any right which the Corporation or its shareholders may have to elect directors.

(b) The Plan and Agreement constitute a mere promise by the Corporation to make payments in the future. The Corporation’s obligations under the Plan shall be unfunded and unsecured promises to pay. The Corporation shall not be obligated under any circumstance to fund its financial obligations under the Plan. To the extent that the Participant acquires a right to receive payments under the Plan, such right shall be no greater than the right, and the Participant shall at all times have the status, of a general unsecured creditor of the Corporation.

(c) Except as may be required by law, the Participant shall have no right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber any amount that is or may be payable hereunder, including in respect of any liability of the Participant for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant, nor shall the Participant’s rights to payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or to the debts, contracts, liabilities, engagements, or torts of the Participant, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant, or any legal process.

IN WITNESS WHEREOF, the Corporation and the Participant have executed this Agreement as of the Date of Award.

ARMSTRONG WORLD INDUSTRIES, INC.

By:

Participant

Schedule of 2011 Participants

Stanley A. Askren

James J. Gaffney

Tao Huang

Michael F. Johnston

Larry S. McWilliams

James J. O’Connor

John J. Roberts

Richard E. Wenz